Jack Henry & Associates, Inc.	Kevin D. Williams
Press Release	Chief Financial Officer
(417) 235-6652
FOR IMMEDIATE RELEASE

Jack Henry & Associates, Inc. Reports Fiscal 2021 Results

•Year summary:
◦GAAP revenue increased 4% and operating income increased 5% for the fiscal year ended June 30, 2021 compared to the prior fiscal year.
◦Non-GAAP adjusted revenue increased 6% and non-GAAP adjusted operating income increased 13% for the fiscal year ended June 30, 2021 compared to the prior fiscal year.1
◦GAAP EPS was $4.12 per diluted share for the fiscal year ended June 30, 2021, compared to $3.86 for the prior fiscal year.
◦Cash at June 30, 2021 was $51.0 million and $213.3 million at June 30, 2020.
◦Debt related to the revolving credit line was $100 million at June 30, 2021 and zero at June 30, 2020.

•Fourth quarter summary:
◦GAAP revenue increased 10% and operating income increased 25% for the quarter compared to the prior-year quarter.
◦Non-GAAP adjusted revenue increased 10% and non-GAAP adjusted operating income increased 25% for the quarter compared to the prior-year quarter.1
◦GAAP EPS was $1.04 per diluted share for the quarter, compared to $0.80 in the prior-year quarter.

•Full-year fiscal 2022 guidance:
◦GAAP revenue $1,902 million to $1,911 million
◦GAAP EPS $4.53 to $4.60
◦Non-GAAP revenue $1,866 million to $1,875 million2

Monett, MO, August 17, 2021 - Jack Henry & Associates, Inc. (NASDAQ: JKHY), a leading provider of technology solutions and payment processing services primarily for the financial services industry, today announces results for the fourth quarter and full year of fiscal 2021 and discusses its continued response to the novel coronavirus (COVID-19) pandemic.
According to David Foss, President and CEO, “We are very pleased to report another quarter of record revenue, operating income, and total sales bookings. Among many other successes, our sales teams contracted with 13 new core clients and sold 87 new digital banking systems in the quarter. As we begin the new fiscal year, our sales pipeline remains strong, and we see significant opportunities to continue growing new and existing customer relationships through the successful execution of Jack Henry’s client strategies in digital, lending, payments, and open banking. We are optimistic about the strength of our technology solutions and the ability of our teams to deliver outstanding service in a market that is widely expected to increase technology and digital investments in a recovering economy.”

Operating Results

Revenue, operating expenses, operating income, and net income for the three months and fiscal year ended June 30, 2021, as compared to the three months and fiscal year ended June 30, 2020, were as follows:

Revenue (Unaudited)
(In Thousands)	Three Months Ended June 30,		% Change	Year Ended June 30,		% Change
	2021	2020		2021	2020
Revenue
Services and Support	$261,697	$247,235	6%	$1,048,206	$1,051,451	—%
Percentage of Total Revenue	58%	60%		60%	62%
Processing	188,590	163,302	15%	710,019	645,616	10%
Percentage of Total Revenue	42%	40%		40%	38%
Total Revenue	$450,287	$410,537	10%	$1,758,225	$1,697,067	4%

1 See tables below reconciling non-GAAP financial measures to GAAP.
2 See tables below reconciling fiscal year 2021 GAAP to non-GAAP guidance.

JKHY Reports Fiscal 2021 Results
August 17, 2021

•Processing revenue increased for the fourth quarter primarily driven by growth in card processing of 22.3%. Other increases were in remittance revenues and Jack Henry digital. Services and support revenue increased for the fourth quarter primarily driven by growth in data processing and hosting fees of 9.1% and increased software usage fees.
•Processing revenue increased for the fiscal year primarily driven by growth in card processing of 11.5%. Other increases were in Jack Henry digital and remittance revenues. Services and support revenue remained consistent when compared to the prior fiscal year, with increases in Jack Henry cloud and public cloud revenues and software usage fees, and offsetting decreases in deconversion fees, pass-through revenues due to COVID-19 limitations,3 and hardware revenue.
•For the fourth quarter, core segment revenue increased 4%, payments segment revenue increased 16%, complementary segment revenue increased 7%, and corporate and other segment revenue increased 17%.4
•For the fiscal year, core segment revenue remained consistent, payments segment revenue increased 7%, complementary segment revenue increased 4%, and corporate and other segment revenue decreased 15%.4

Operating Expenses and Operating Income

(Unaudited, In Thousands)	Three Months Ended June 30,		% Change	Year Ended June 30,		% Change
	2021	2020		2021	2020
Cost of Revenue	$274,918	$254,835	8%	$1,063,399	$1,008,464	5%
Percentage of Total Revenue	61%	62%		60%	59%
Research and Development	28,814	29,902	(4)%	109,047	109,988	(1%)
Percentage of Total Revenue	6%	7%		6%	6%
Selling, General, and Administrative	50,259	49,002	3%	187,060	197,988	(6)%
Percentage of Total Revenue	11%	12%		11%	12%
Total Operating Expenses	353,991	333,739	6%	1,359,506	1,316,440	3%
Operating Income	$96,296	$76,798	25%	$398,719	$380,627	5%
Operating Margin	21%	19%		23%	22%

•Cost of revenue increased for the fourth quarter primarily due to higher costs associated with our card processing platform, personnel costs, and operating licenses and fees.
•Cost of revenue increased for the fiscal year primarily due to higher costs associated with our card processing platform, personnel costs, and operating licenses and fees, partially offset by travel expense savings as a result of COVID-19 travel limitations3 and lower costs related to hardware.
•Research and development expense decreased for the fourth quarter and fiscal year primarily due to higher capitalized research and development costs partially offset by an increase in personnel costs.
•Selling, general, and administrative expense increased for the fourth quarter primarily due to increased personnel costs and travel expenses partially offset by the change in gain/loss on disposal of assets, net.
•Selling, general, and administrative expense decreased for the fiscal year primarily due to travel expense and other savings as a result of COVID-19 limitations and the change in gain/loss on disposal of assets, net, partially offset by increased personnel costs. COVID-19-related savings included our national sales meeting, Jack Henry Annual Conference, and Symitar Education Conference that were all held virtually this year.3

Net Income

(Unaudited, In Thousands, Except Per Share Data)	Three Months Ended June 30,		% Change	Year Ended June 30,		% Change
	2021	2020		2021	2020
Income Before Income Taxes	$95,683	$76,673	25%	$397,725	$381,076	4%
Provision for Income Taxes	18,821	15,328	23%	86,256	84,408	2%
Net Income	$76,862	$61,345	25%	$311,469	$296,668	5%
Diluted earnings per share	$1.04	$0.80	30%	$4.12	$3.86	7%
3 See “COVID-19 Impact and Response” section below.
4 See revenue lines of segment break-out tables on pages 4 and 5 below.

JKHY Reports Fiscal 2021 Results
August 17, 2021

•Effective tax rates for the fourth quarter of fiscal years 2021 and 2020 were 19.7% and 20.0%, respectively. Effective tax rates for fiscal years 2021 and 2020 were 21.7% and 22.1%, respectively.

According to Kevin Williams, CFO and Treasurer, “For both the fourth fiscal quarter and the full fiscal year, our private cloud, card processing and digital solutions drove our revenue growth. We saw nice operating margin expansion on a non-GAAP basis for both the quarter and full fiscal year. We are very pleased to report our Return on Invested Capital (ROIC) of 21% for the full fiscal year which is up from 20% a year ago. I also want to thank all of our management team and associates for all the contributions during the year to support our customers and continue moving our company forward.”

Non-GAAP Impact of Deconversion Fees and Acquisitions, Divestitures, and Gain/Loss
The table below shows our revenue and operating income (in thousands) for the three months and fiscal year ended June 30, 2021 compared to the three months and fiscal year ended June 30, 2020, excluding the impacts of deconversion fees and acquisitions, divestitures, and gain/loss.

(Unaudited, In Thousands)	Three Months Ended June 30,		% Change	Year Ended June 30,		% Change
	2021	2020		2021	2020

Reported Revenue (GAAP)	$450,287	$410,537	10%	$1,758,225	$1,697,067	4%

Adjustments:
Deconversion fee revenue	(8,231)	(8,530)		(20,635)	(53,914)
Revenue from acquisitions and divestitures	(9)	(1,166)		(9)	(3,574)

Non-GAAP Adjusted Revenue	$442,047	$400,841	10%	$1,737,581	$1,639,579	6%

Reported Operating Income (GAAP)	$96,296	$76,798	25%	$398,719	$380,627	5%

Adjustments:
Operating income from deconversion fees	(7,616)	(6,925)		(18,721)	(48,885)
Operating (income)/loss from acquisitions, divestitures, and gain/loss	209	1,348		(1,786)	3,909

Non-GAAP Adjusted Operating Income	$88,889	$71,221	25%	$378,212	$335,651	13%

JKHY Reports Fiscal 2021 Results
August 17, 2021

The tables below show the segment break-out of revenue and cost of revenue for each period presented, as adjusted for the items above, and include a reconciliation to non-GAAP adjusted operating income presented above.

(Unaudited, In Thousands)	Three Months Ended June 30, 2021
	Core	Payments	Complementary	Corporate and Other	Total
Revenue	$140,843	$169,551	$128,735	$11,158	$450,287
Deconversion fees	(3,162)	(1,852)	(3,189)	(28)	(8,231)
Acquisition	—	—	(9)	—	(9)
Non-GAAP Adjusted Revenue	137,681	167,699	125,537	11,130	442,047

Cost of Revenue	61,616	93,170	53,990	66,142	274,918
Non-GAAP adjustments	(129)	(107)	(280)	(3)	(519)
Non-GAAP Adjusted Cost of Revenue	61,487	93,063	53,710	66,139	274,399
Non- GAAP Adjusted Segment Income	$76,194	$74,636	$71,827	$(55,009)

Research and Development					28,814
Selling, General, and Administrative					50,259
Non-GAAP adjustments unassigned to a segment					(314)
Non-GAAP Total Adjusted Operating Expenses					353,158
Non-GAAP Adjusted Operating Income					$88,889

(Unaudited, In Thousands)	Three Months Ended June 30, 2020
	Core	Payments	Complementary	Corporate and Other	Total
Revenue	$135,459	$145,542	$120,010	$9,526	$410,537
Deconversion fees	(4,318)	(1,933)	(2,173)	(106)	(8,530)
Divestiture	(1,166)	—	—	—	(1,166)
Non-GAAP Adjusted Revenue	129,975	143,609	117,837	9,420	400,841

Cost of Revenue	58,794	83,013	51,588	61,440	254,835
Non-GAAP adjustments	(1,618)	(147)	(387)	(7)	(2,159)
Non-GAAP Adjusted Cost of Revenue	57,176	82,866	51,201	61,433	252,676
Non- GAAP Adjusted Segment Income	$72,799	$60,743	$66,636	$(52,013)

Research and Development					29,902
Selling, General, and Administrative					49,002
Non-GAAP adjustments unassigned to a segment					(1,960)
Non-GAAP Total Adjusted Operating Expenses					329,620
Non-GAAP Adjusted Operating Income					$71,221

JKHY Reports Fiscal 2021 Results
August 17, 2021

(Unaudited, In Thousands)	Year Ended June 30, 2021
	Core	Payments	Complementary	Corporate and Other	Total
Revenue	$564,096	$642,308	$505,928	$45,893	$1,758,225
Deconversion fees	(7,458)	(6,285)	(6,778)	(114)	(20,635)
Acquisition	—	—	(9)	—	(9)
Non-GAAP Adjusted Revenue	556,638	636,023	499,141	45,779	1,737,581

Cost of Revenue	247,285	353,581	212,627	249,906	1,063,399
Non-GAAP adjustments	(541)	(216)	(738)	(54)	(1,549)
Non-GAAP Adjusted Cost of Revenue	246,744	353,365	211,889	249,852	1,061,850
Non-GAAP Adjusted Segment Income	$309,894	$282,658	$287,252	$(204,073)

Research and Development					109,047
Selling, General, and Administrative					187,060
Non-GAAP adjustments unassigned to a segment					1,412
Non-GAAP Total Adjusted Operating Expenses					1,359,369
Non-GAAP Adjusted Operating Income					$378,212

(Unaudited, In Thousands)	Year Ended June 30, 2020
	Core	Payments	Complementary	Corporate and Other	Total
Revenue	$561,369	$597,693	$484,146	$53,859	$1,697,067
Deconversion fees	(25,536)	(15,411)	(12,536)	(431)	(53,914)
Divestiture	(3,574)	—	—	—	(3,574)
Non-GAAP Adjusted Revenue	532,259	582,282	471,610	53,428	1,639,579

Cost of Revenue	240,492	319,739	203,963	244,270	1,008,464
Non-GAAP adjustments	(4,516)	(381)	(1,262)	(47)	(6,206)
Non-GAAP Adjusted Cost of Revenue	235,976	319,358	202,701	244,223	1,002,258
Non- GAAP Adjusted Segment Income	$296,283	$262,924	$268,909	$(190,795)

Research and Development					109,988
Selling, General, and Administrative					197,988
Non-GAAP adjustments unassigned to a segment					(6,306)
Non-GAAP Total Adjusted Operating Expenses					1,303,928
Non-GAAP Adjusted Operating Income					$335,651

JKHY Reports Fiscal 2021 Results
August 17, 2021

The table below shows our GAAP to non-GAAP guidance for fiscal year ended June 30, 2022. Non-GAAP guidance excludes the impacts of deconversion fee and acquisition and divestiture revenue.

GAAP to Non-GAAP GUIDANCE (In Millions, except per share data)	Annual FY22
	Low	High
REVENUE
GAAP	$1,902	$1,911
Growth	8.2%	8.7%
Deconversion Fee and Acquisition and Divestiture Revenue	36	36
Non-GAAP Adjusted	$1,866	$1,875
Non-GAAP Adjusted Growth*	7.5%	8.0%
EPS
GAAP	$4.53	$4.60
Growth	10.0%	11.8%

*The growth percentages for revenue using non-GAAP numbers for fiscal 2021 are further adjusted by $1.182 to remove revenue associated with the divestiture of the Cruise line of business.

Balance Sheet and Cash Flow Review
•At June 30, 2021, cash and cash equivalents decreased to $51.0 million from $213.3 million at June 30, 2020.*
•Trade receivables totaled $306.6 million at June 30, 2021 compared to $300.9 million at June 30, 2020.
•The Company had $100 million of borrowings at June 30, 2021 and zero at June 30, 2020.*
•Total deferred revenue increased to $395.6 million at June 30, 2021, compared to $389.6 million a year ago.
•Stockholders' equity decreased to $1,319.3 million at June 30, 2021, compared to $1,549.7 million a year ago.
* The changes in cash and cash equivalents and borrowings, year over year, were primarily due to the Company's repurchases of common stock in fiscal 2021 to be held in treasury (see net cash from financing activities below).

The following table summarizes net cash from operating activities:

(Unaudited, In Thousands)	Year Ended June 30,
	2021	2020
Net income	$311,469	$296,668
Depreciation	52,515	52,206
Amortization	123,233	119,599
Change in deferred income taxes	16,760	24,581
Other non-cash expenses	18,758	21,618
Change in receivables	(6,112)	10,540
Change in deferred revenue	6,541	(4,871)
Change in other assets and liabilities	(61,035)	(9,809)
Net cash provided by operating activities	$462,129	$510,532

JKHY Reports Fiscal 2021 Results
August 17, 2021

The following table summarizes net cash from investing activities:

(Unaudited, In Thousands)	Year Ended June 30,
	2021	2020
Payment for acquisitions, net of cash acquired*	$(2,300)	$(30,376)
Capital expenditures	(22,988)	(53,538)
Proceeds from dispositions	6,187	11,130
Purchased software	(6,506)	(6,710)
Computer software developed	(128,343)	(117,262)
Purchase of investments	(13,300)	(1,150)
Proceeds from investments	5,000	—
Net cash from investing activities	$(162,250)	$(197,906)

*On July 1, 2019, the Company acquired all of the equity interest of DebtFolio, Inc. ("Geezeo") for $30,376, net of cash acquired. Geezeo is a Boston-based provider of retail and business digital financial management solutions.

The following table summarizes net cash from financing activities:

(Unaudited, In Thousands)	Year Ended June 30,
	2021	2020
Borrowings on credit facilities	$200,000	$55,000
Repayments on credit facilities and financing leases	(100,114)	(55,033)
Purchase of treasury stock*	(431,529)	(71,549)
Dividends paid	(133,800)	(127,421)
Net cash from issuance of stock and tax related to stock-based compensation	3,211	6,094
Net cash from financing activities	$(462,232)	$(192,909)
*For the year ended June 30, 2021, the Company repurchased common stock and transferred to its treasury 2,800 shares compared to the year ended June 30, 2020, when the Company repurchased common stock and transferred to its treasury 485 shares.

Use of Non-GAAP Financial Information
Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting in the United States. GAAP include the standards, conventions, and rules accountants follow in recording and summarizing transactions in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, we have provided certain non-GAAP financial measures, including adjusted revenue, adjusted operating income, adjusted segment income, adjusted cost of revenue, and adjusted operating expenses.
We believe non-GAAP financial measures help investors better understand the underlying fundamentals and true operations of our business. The non-GAAP financial measures presented eliminate one-time deconversion fees and acquisitions, divestitures, and gain/loss, all of which management believes are not indicative of the Company's operating performance. Such adjustments give investors further insight into our performance. For these reasons, management also uses these non-GAAP financial measures in its assessment and management of the Company's performance.
Any non-GAAP financial measures should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP measures. Reconciliations of the non-GAAP financial measures to related GAAP measures are included.
COVID-19 Impact and Response
Since its outbreak in early 2020, COVID-19 has rapidly spread and continues to represent a public health concern. The health, safety, and well-being of our employees and customers is of paramount importance to us. In March 2020, we established an internal task force composed of executive officers and other members of management to frequently assess updates to the COVID-19 situation and recommend Company actions. We offered remote working as a recommended option to employees whose job duties allowed them to work off-site and we suspended all non-essential business travel. This company-wide recommendation extended until July 1, 2021, at which point we began transition to a return to our facilities and normalization of travel activities. Individual decisions on returning to the office were manager-coordinated and based on conversations with specific teams and departments. A large number of our employees requested to remain fully remote or participate in a hybrid approach where they would split their time between remote and in-person working. We have not required employees who return to our facilities to receive vaccinations, but we have provided information on vaccine providers, as well as hosted on-site

JKHY Reports Fiscal 2021 Results
August 17, 2021

COVID-19 vaccination clinics at several of our facilities for our employees and their families. On August 3, 2021, we reimplemented our company-wide recommendation for remote work and are encouraging a cautious approach to business travel based on the spread of the Delta variant and increased infection rates. For those employees who are at our facilities, we have introduced enhanced sanitation procedures and we require face masks for both vaccinated and unvaccinated employees. As of August 13, 2021, the majority of our employees were continuing to work remotely either full time or in a hybrid capacity.
Customers
We work closely with our customers who are scheduled for on-site visits to ensure their needs are met while taking necessary safety precautions when our employees are required to be at a customer site. Delays of customer system installations due to COVID-19 have been limited, and we have developed processes to handle remote installations when available. We expect these processes to provide flexibility and value both during and after the COVID-19 pandemic. Even though a substantial portion of our workforce has worked remotely during the outbreak and business travel has been curtailed, we have not yet experienced significant disruption to our operations. We believe our technological capabilities are well positioned to allow our employees to work remotely without materially impacting our business.
Financial impact
Despite the changes and restrictions caused by COVID-19, the overall financial and operational impact on our business has been limited and our liquidity, balance sheet, and business trends remain strong. We experienced positive operating cash flows during fiscal 2021, and we do not expect that to change in the near term. However, we are unable to accurately predict the future impact of COVID-19 due to a number of uncertainties, including further government actions; the duration, severity and recurrence of the outbreak, including the onset of variants of the virus; the speed and effectiveness of vaccine and treatment developments; the speed of economic recovery; the potential impact to our customers, vendors, and employees; and how the potential impact might affect future customer services, processing and installation-related revenue, and processes and efficiencies within the Company directly or indirectly impacting financial results. We will continue to monitor COVID-19 and its possible impact on the Company and to take steps necessary to protect the health and safety of our employees and customers.

Quarterly Conference Call
The Company will hold a conference call on August 18, 2021; at 7:45 a.m. Central Time and investors are invited to listen at www.jackhenry.com.
About Jack Henry & Associates, Inc.®
Jack Henry (NASDAQ: JKHY) is a leading provider of technology solutions primarily for the financial services industry. We are an S&P 500 company that serves approximately 8,400 clients nationwide through three divisions: Jack Henry Banking® supports banks ranging from community banks to multi-billion-dollar institutions; Symitar® provides industry-leading solutions to credit unions of all sizes; and ProfitStars® offers highly specialized solutions to financial institutions of every asset size, as well as diverse corporate entities outside of the financial services industry. With a heritage that has been dedicated to openness, partnership, and user centricity for more than 40 years, we are well-positioned as a driving market force in future-ready digital solutions and payment processing services. We empower our clients and consumers with the human-centered, tech-forward, and insights-driven solutions that will get them where they want to go. Are you future ready? Additional information is available at www.jackhenry.com.
Statements made in this news release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Because forward-looking statements relate to the future, they are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, those discussed in the Company's Securities and Exchange Commission filings, including the Company's most recent reports on Form 10-K and Form 10-Q, particularly under the heading "Risk Factors." Any forward-looking statement made in this news release speaks only as of the date of the news release, and the Company expressly disclaims any obligation to publicly update or revise any forward-looking statement, whether because of new information, future events or otherwise.

For More Information:

Media Contact:	Analyst Contact:
Heather Sugg, APR	Vance Sherard, CFA
Senior Vice President	Investor Relations
William Mills & Associates	Jack Henry & Associates, Inc.
954-854-6203	417-235-6652
Heather@williammills.com	VSherard@jackhenry.com

JKHY Reports Fiscal 2021 Results
August 17, 2021

Condensed Consolidated Statements of Income (Unaudited)
(In Thousands, except per share data)	Three Months Ended June 30,		% Change	Year Ended June 30,		% Change
	2021	2020		2021	2020

REVENUE	$450,287	$410,537	10%	$1,758,225	$1,697,067	4%

EXPENSES
Cost of Revenue	274,918	254,835	8%	1,063,399	1,008,464	5%
Research and Development	28,814	29,902	(4)%	109,047	109,988	(1)%
Selling, General, and Administrative	50,259	49,002	3%	187,060	197,988	(6)%
Total Expenses	353,991	333,739	6%	1,359,506	1,316,440	3%

OPERATING INCOME	96,296	76,798	25%	398,719	380,627	5%

INTEREST INCOME (EXPENSE)
Interest income	6	86	(93)%	150	1,137	(87)%
Interest expense	(619)	(211)	193%	(1,144)	(688)	66%
Total	(613)	(125)	390%	(994)	449	(321)%

INCOME BEFORE INCOME TAXES	95,683	76,673	25%	397,725	381,076	4%

PROVISION FOR INCOME TAXES	18,821	15,328	23%	86,256	84,408	2%

NET INCOME	$76,862	$61,345	25%	$311,469	$296,668	5%

Diluted net income per share	$1.04	$0.80		$4.12	$3.86
Diluted weighted average shares outstanding	74,211	76,849		75,658	76,934

Consolidated Balance Sheet Highlights (Unaudited)
(In Thousands)				June 30,		% Change
				2021	2020
Cash and cash equivalents				$50,992	$213,345	(76)%
Receivables				306,564	300,945	2%
Total assets				2,336,156	2,428,474	(4)%

Accounts payable and accrued expenses				$201,002	$176,569	14%
Current and long-term debt				100,193	323	30,920%
Deferred revenue				395,600	389,622	2%
Stockholders' equity				1,319,292	1,549,688	(15)%